Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Second Quarter Results

TEANECK, N.J., February 3, 2021 (Business Wire) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced financial results for its second quarter ended December 31, 2020.

Highlights for the December 31, 2020 quarter (compared to the quarter ended December 31, 2019)

-	Net sales of $206 million, a decrease of $8 million, or 4%

-	Net income of $13 million, an increase of $1 million, or 8%

-	Diluted EPS of $0.32, an increase of $0.03, or 10%.

-	Adjusted EBITDA of $29 million, comparable to the prior year

-	Adjusted Net Income of $14 million, comparable to the prior year

-	Adjusted diluted EPS of $0.34, comparable to the prior year

COMMENTARY

“Our financial results for the quarter ended December 31, 2020 were strong. Although sales declined, profitability improved in comparison to the same quarter last year,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. Jack continued, “We are encouraged by signs the industry is stabilizing, despite the continued pandemic, and we continue to invest in the future in both our production and pet business. We recently announced an upgrade of our Omaha mineral nutrition plant and development continues on two early-stage opportunities in our pet business. We are cautiously optimistic about the near term and, as detailed in our updated guidance, are projecting solid third quarter financial results.”

QUARTERLY RESULTS

Net sales

Net sales of $206.1 million for the three months ended December 31, 2020, declined $7.9 million, or 4%, as compared to the three months ended December 31, 2019. Animal Health and Mineral Nutrition decreased $7.5 million and $1.5 million, respectively, while Performance Products increased $1.1 million.

Animal Health

Net sales of $136.2 million for the three months ended December 31, 2020, declined $7.5 million, or 5%. Net sales of MFAs and other decreased $10.4 million, or 11%, driven by lower international demand, partially offset by favorable domestic customer order patterns. The decrease in international demand was primarily concentrated in China and Latin America. The prior period included customer orders in China ahead of regulatory changes effective January 1, 2020. Net sales of nutritional specialty products increased $3.3 million, or 10%, due to domestic and international growth in dairy products. Net sales of vaccines declined $0.4 million, or 2%. Higher domestic vaccine sales were more than offset by lower international volume due to timing of customer orders and reduced demand during the quarter.

Mineral Nutrition

Net sales of $54.2 million for the three months ended December 31, 2020, decreased $1.5 million, or 3%, driven by lower average selling prices. The decline in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $15.8 million for the three months ended December 31, 2020, increased $1.1 million, or 8%. Increased volumes of copper-based products were partially offset by lower sales of personal care product ingredients.

Gross profit

Gross profit of $68.3 million for the three months ended December 31, 2020, decreased $0.8 million, or 1%, as compared to the three months ended December 31, 2019. Gross margin increased 80 basis points to 33.1% of net sales for the three months ended December 31, 2020, as compared to 32.3% for the three months ended December 31, 2019.

Animal Health gross profit decreased $1.8 million due to lower volumes of MFAs and other products, partially offset by favorable product mix and favorable production costs, primarily related to foreign currency movements. Mineral Nutrition gross profit increased $0.4 million, driven primarily by product mix. Performance Products gross profit increased $0.6 million driven by volume increases coupled with decreases in raw material and production costs.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $48.4 million for the three months ended December 31, 2020, decreased $1.1 million, or 2%, as compared to the three months ended December 31, 2019. SG&A for the three months ended December 31, 2019, included $0.2 million of other acquisition-related costs. Excluding these costs, SG&A decreased $0.9 million, or 2%.

Animal Health SG&A decreased $1.5 million, primarily due to the favorable effects of foreign currency exchange and decreased marketing and sales team travel costs driven by COVID-19 safety concerns and limitations. Mineral Nutrition SG&A was comparable to the prior year; Performance Products SG&A declined $0.2 million. Corporate SG&A increased $0.7 million due to increased professional fees and information technology costs.

Interest expense, net

Interest expense, net of $3.2 million for the three months ended December 31, 2020, decreased $0.2 million, or 6%, as compared to the three months ended December 31, 2019. Interest expense decreased due to favorable variable interest rates, partially offset by higher levels of debt outstanding and lower interest income from short-term investments.

Foreign currency (gains) losses, net

Foreign currency losses, net for the three months ended December 31, 2020, were $0.6 million, as compared to $0.7 million in net gains for the three months ended December 31, 2019.

Provision for income taxes

The provision for income taxes was $3.3 million and $5.0 million for the three months ended December 31, 2020 and 2019, respectively. The effective income tax rate was 20.3% and 29.6% for the three months ended December 31, 2020 and 2019, respectively. The provision for income taxes during the three months ended December 31, 2020, included (i) a $0.9 million benefit for the year ended June 30, 2019 related to final regulations issued in July 2020 for the Global Intangible Low-Taxed Income (“GILTI”) tax and (ii) an $0.8 million benefit related to exchange rate differences on intercompany dividends. The effective income tax rate, without these benefits, would have been 30.8% for the three months ended December 31, 2020.

Net income

Net income of $12.8 million for the three months ended December 31, 2020, increased $0.9 million, as compared to net income of $11.9 million for the three months ended December 31, 2019. Operating income increased $0.3 million, driven by favorable SG&A expenses, partially offset by lower sales and related gross profit. The decrease in gross profit in the Animal Health segment due to lower overall sales was partially offset by increased gross profit in the Mineral Nutrition and Performance Products segments. Favorable production costs and product mix contributed to the increase in the gross margin compared to the prior year. Interest expense was lower by $0.2 million, while foreign currency losses increased $1.3 million. Income tax expense declined $1.8 million, primarily due to $1.7 million in tax benefits related to GILTI income tax regulations and exchange rate differences on intercompany dividends.

Adjusted EBITDA

Adjusted EBITDA of $28.5 million for the three months ended December 31, 2020, was comparable to the three months ended December 31, 2019. Animal Health Adjusted EBITDA decreased $0.5 million on lower sales and gross profit, partially offset by favorable SG&A costs. Mineral Nutrition Adjusted EBITDA increased $0.5 million, driven by increased gross profit on favorable product mix. Performance Products Adjusted EBITDA increased $0.8 million driven by increased gross profit. Corporate expenses increased $0.8 million, primarily due to increased professional fees and information technology costs.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended December 31, 2020 and 2019, were 28.6% and 28.0%, respectively.

Adjusted Net Income

Adjusted net income was $13.9 million for the three months ended December 31, 2020, comparable to the prior year.

Adjusted diluted EPS

Adjusted diluted EPS was $0.34 for the quarter, comparable to the prior year.

BALANCE SHEET AND CASH FLOWS

•	3.6x leverage ratio as of December 31, 2020

-	$387 million total debt

-	$107 million Adjusted EBITDA, for the twelve months ended December 31, 2020

•	$96 million cash and short-term investments on hand and $69 million of available revolving credit as of December 31, 2020

•	$19 million of cash provided before financing for the quarter ended December 31, 2020

FINANCIAL GUIDANCE

Our expected financial results for the three months ending March 31, 2021 are:

•	Net sales of approximately $205 - 208 million

•	Net income of approximately $11 - 12 million

•	Diluted EPS of approximately $0.27 - $0.30

•	Adjusted EBITDA of approximately $27 - 29 million

•	Adjusted Net Income of approximately $12 – 13.5 million

•	Adjusted diluted EPS of approximately $0.30 - $0.33

Although there are signs that the Animal Health industry is stabilizing, we continue to forecast only near-term expectations given the uncertainty of the future course of the COVID-19 pandemic and the potential for demand and production disruptions.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Thursday, February 4, 2021

Time:	9:00 AM Eastern

Location:	https://investors.pahc.com

U.S. Toll-Free:	+1 (833) 968-1955

International Toll:	+1 (647) 689-6656

Conference ID:	3288725

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Six Months
For the Periods Ended December 31	2020	2019	Change		2020	2019	Change

	(in millions, except per share amounts and percentages)
Net sales	$206.1	$214.0	$(7.9)	(4)%	$401.3	$403.7	$(2.4)	(1)%
Cost of goods sold	137.9	144.9	(7.0)	(5)%	269.0	277.0	(8.0)	(3)%
Gross profit	68.3	69.1	(0.8)	(1)%	132.4	126.8	5.6	4%
Selling, general and administrative	48.4	49.5	(1.1)	(2)%	96.8	97.0	(0.2)	(0)%
Operating income	19.9	19.6	0.3	1%	35.6	29.8	5.8	20%
Interest expense, net	3.2	3.4	(0.2)	(6)%	6.0	6.8	(0.8)	(11)%
Foreign currency (gains) losses, net	0.6	(0.7)	1.3	*	(3.0)	2.5	(5.5)	*
Income before income taxes	16.1	16.9	(0.8)	(5)%	32.6	20.5	12.1	59%
Provision for income taxes	3.3	5.0	(1.8)	(35)%	7.5	6.1	1.4	23%
Net income	$12.8	$11.9	$0.9	8%	$25.1	$14.4	$10.7	74%

Net income per share
basic	$0.32	$0.29	$0.03		$0.62	$0.36	$0.26
diluted	$0.32	$0.29	$0.03		$0.62	$0.36	$0.26

Weighted average common shares outstanding
basic	40.5	40.5			40.5	40.5
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	33.1%	32.3%			33.0%	31.4%
Selling, general and administrative	23.5%	23.1%			24.1%	24.0%
Operating income	9.6%	9.2%			8.9%	7.4%
Income before income taxes	7.8%	7.9%			8.1%	5.1%
Net income	6.2%	5.6%			6.3%	3.6%
Effective tax rate	20.3%	29.6%			22.9%	29.6%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Twelve Months
For the Periods Ended December 31	2020	2019	Change		2020	2019	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$81.6	$92.0	$(10.4)	(11)%	$160.3	$167.0	$(6.7)	(4)%
Nutritional specialties	36.4	33.1	3.3	10%	69.0	63.5	5.5	9%
Vaccines	18.3	18.7	(0.4)	(2)%	35.3	35.1	0.3	1%
Animal Health	136.2	143.7	(7.5)	(5)%	264.6	265.5	(0.9)	(0)%
Mineral Nutrition	54.2	55.7	(1.5)	(3)%	105.6	108.3	(2.7)	(3)%
Performance Products	15.8	14.6	1.1	8%	31.1	29.9	1.3	4%
Total	$206.1	$214.0	$(7.9)	(4)%	$401.3	$403.7	$(2.4)	(1)%

Adjusted EBITDA
Animal Health	$33.3	$33.8	$(0.5)	(1)%	$63.5	$58.9	$4.6	8%
Mineral Nutrition	4.2	3.7	0.5	14%	7.2	7.2	0.1	1%
Performance Products	2.3	1.5	0.8	56%	4.2	2.3	1.9	84%
Corporate	(11.3)	(10.5)	(0.8)	7%	(22.1)	(20.2)	(1.9)	9%
Total	$28.5	$28.5	$0.1	0%	$52.8	$48.1	$4.7	10%

Ratio to segment net sales
Animal Health	24.5%	23.5%			24.0%	22.2%
Mineral Nutrition	7.7%	6.6%			6.8%	6.6%
Performance Products	14.4%	10.0%			13.6%	7.7%
Corporate (1)	(5.5)%	(4.9)%			(5.5)%	(5.0)%
Total (1)	13.8%	13.3%			13.2%	11.9%
(1) reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$12.8	$11.9	$0.9	8%	$25.1	$14.4	$10.7	74%
Interest expense, net	3.2	3.4	(0.2)	(6)%	6.0	6.8	(0.8)	(11)%
Provision for income taxes	3.3	5.0	(1.8)	(35)%	7.5	6.1	1.4	23%
Depreciation and amortization	8.1	8.1	(0.1)	(1)%	16.1	15.9	0.2	1%
EBITDA	27.4	28.5	(1.1)	(4)%	54.7	43.2	11.5	27%
Stock-based compensation	0.6	0.6	-	0%	1.1	1.1	-	0%
Restructuring costs	-	-	-	*	-	0.4	(0.4)	*
Acquisition-related cost of goods sold	-	-	-	*	-	0.3	(0.3)	*
Acquisition-related transaction costs	-	-	-	*	-	0.5	(0.5)	*
Acquisition-related other, net	-	0.2	(0.2)	*	-	0.2	(0.2)	*
Foreign currency (gains) losses, net	0.6	(0.7)	1.3	*	(3.0)	2.5	(5.5)	*
Adjusted EBITDA	$28.5	$28.5	$0.1	0%	$52.8	$48.1	$4.7	10%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Six Months
For the Periods Ended December 31	2020	2019	Change		2020	2019	Change

	(in millions, except per share amounts and percentages)
Adjusted cost of goods sold	$136.4	$143.3	$(6.9)	(5)%	$265.9	$273.5	$(7.6)	(3)%
Adjusted gross profit	69.8	70.7	(0.9)	(1)%	135.4	130.2	5.3	4%
Adjusted selling, general and administrative	47.1	48.1	(0.9)	(2)%	94.3	93.6	0.7	1%
Adjusted interest expense, net	3.2	3.4	(0.1)	(4)%	6.0	6.7	(0.6)	(9)%
Adjusted income before income taxes	19.4	19.3	0.2	1%	35.1	29.9	5.2	17%
Adjusted provision for income taxes	5.6	5.4	0.2	3%	10.4	8.4	2.0	24%
Adjusted net income	$13.9	$13.9	$0.0	0%	$24.7	$21.5	$3.2	15%

Adjusted net income per share
diluted	$0.34	$0.34	$0.00	0%	$0.61	$0.53	$0.08	15%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	33.9%	33.0%			33.7%	32.2%
Adjusted selling, general and administrative	22.9%	22.5%			23.5%	23.2%
Adjusted income before income taxes	9.4%	9.0%			8.7%	7.4%
Adjusted net income	6.7%	6.5%			6.2%	5.3%
Adjusted effective tax rate	28.6%	28.0%			29.7%	28.0%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$12.8	$11.9	$0.9	8%	$25.1	$14.4	$10.7	74%
Acquisition-related intangible amortization(1)	1.5	1.6	(0.1)	(5)%	3.1	3.1	(0.1)	(2)%
Acquisition-related intangible amortization(2)	0.7	0.7	(0.0)	(2)%	1.3	1.2	0.2	13%
Stock-based compensation (2)	0.6	0.6	-	0%	1.1	1.1	-	0%
Restructuring costs (2)	-	-	-	*	-	0.4	(0.4)	*
Acquisition-related cost of goods sold	-	-	-	*	-	0.3	(0.3)	*
Acquisition-related transaction costs(2)	-	-	-	*	-	0.5	(0.5)	*
Acquisition-related other, net (2)	-	0.2	(0.2)	*	-	0.2	(0.2)	*
Acquisition-related accrued interest	-	0.1	(0.1)	*	-	0.1	(0.1)	*
Foreign currency (gains) losses, net(3)	0.6	(0.7)	1.3	*	(3.0)	2.5	(5.5)	*
Adjustments to income taxes(4)	(2.3)	(0.4)	(1.9)	*	(2.9)	(2.3)	(0.6)	*
Adjusted net income	$13.9	$13.9	$0.0	0%	$24.7	$21.5	$3.2	15%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1) Included in cost of goods sold

(2) Included in selling, general and administrative

(3) Primarily related to intercompany balances

(4) Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Six Months
For the Periods Ended December 31	2020	2019	Change	2020	2019	Change

	(in millions)
EBITDA	$27.4	$28.5	$(1.1)	$54.7	$43.2	$11.5
Adjustments
Stock-based compensation	0.6	0.5	0.0	1.1	1.1	-
Restructuring costs	-	0.0	(0.0)	-	0.4	(0.4)
Acquisition-related cost of goods sold	-	(0.0)	0.0	-	0.3	(0.3)
Acquisition-related transaction costs	-	(0.0)	0.0	-	0.5	(0.5)
Acquisition-related other, net	-	0.2	(0.2)	-	0.2	(0.2)
Foreign currency (gains) losses, net	0.6	(0.7)	1.3	(3.0)	2.5	(5.5)
Interest paid, net	(2.9)	(3.1)	0.1	(5.5)	(6.3)	0.8
Income taxes paid	(5.4)	(4.7)	(0.7)	(10.4)	(9.4)	(1.0)
Changes in operating assets and liabilities and other items	6.7	11.4	(4.7)	(8.4)	(4.0)	(4.4)
Net cash provided (used) by operating activities	$26.9	$32.1	$(5.2)	$28.6	$28.5	$0.1

Short-term investments, net	$-	$(25.0)	$25.0	$(6.0)	$(25.0)	$19.0
Capital expenditures	(7.3)	(8.5)	1.2	(14.7)	(16.1)	1.4
Business acquisitions	-	0.1	(0.1)	-	(54.5)	54.5
Other investing, net	(0.3)	(0.7)	0.4	(0.5)	(1.0)	0.5
Net cash provided (used) by investing activities	$(7.6)	$(34.1)	$26.5	$(21.2)	$(96.6)	$75.4

Net cash flow before financing activities	$19.3	$(2.0)	$21.3	$7.4	$(68.1)	$75.5

Amounts and percentages may reflect rounding adjustments

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Damian Finio

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com